UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________________________________

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 2, 2024

NUVVE HOLDING CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-40296	86-1617000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2488 Historic Decatur Road, Ste 200	San Diego,	California	92106
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (619) 456-5161

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbols	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	NVVE	The Nasdaq Stock Market LLC
Warrants to Purchase Common Stock	NVVEW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, Rhombus Energy Solutions, Inc., a BorgWarner Company (“Rhombus”), had filed a demand for arbitration for breach of contract against Nuvve Holding Corp. (the “Company”). Rhombus alleged the Company failed to pay certain purchase orders for D.C. electric vehicle chargers and related products and services (“V2G Chargers”). In response, the Company asserted counterclaims for breach of express warranty, fraudulent inducement (misrepresentation), fraudulent inducement (concealment), violation of California’s Business and Professions Code § 17200, promissory estoppel, and unjust enrichment (such disputes, collectively, the “Dispute”).

On February 2, 2024 (the “Effective Date”), the Company and Rhombus entered into a settlement and release agreement (the “Settlement Agreement”) pursuant to which, among other things, the Company agreed to pay Rhombus approximately $0.46 million for certain initial V2G Chargers within 15 days from the Effective Date. The Company further agreed to pay Rhombus an aggregate of $2.4 million for certain V2G Chargers upon shipment with payments correlating to the amounts shipped due prior to shipment, a minimum of 50% of which shall be paid within 12 months after the Effective date, with the remaining balance, if any, to be paid within 24 months after the Effective Date. The Settlement Agreement further provides for the dismissal of the legal action as to the Company and Rhombus. Rhombus and the Company agreed to release one another from any and all claims relating to the Dispute.

The foregoing description of the Settlement Agreement is qualified in its entirety by reference to the Settlement Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

As previously disclosed, on April 13, 2023, the Company received a written notice from the Listing Qualifications Department of The Nasdaq Stock Market, LLC (“Nasdaq”) notifying the Company that, for the then-preceding 30 consecutive trading days the closing bid price of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), had closed below the minimum bid price requirement of $1.00 per share for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), the Company was provided with an initial period of 180 calendar days, or until October 11, 2023, to regain compliance with the Bid Price Rule. On October 12, 2023, the Company received a second notice from Nasdaq indicating that, while the Company had not yet regained compliance with the Bid Price Rule, the Staff had determined that the Company was eligible for an additional 180 calendar day period, or until April 8, 2024, to regain compliance with the Bid Price Rule.

On February 5, 2024, the Company received a letter from Nasdaq notifying the Company that it had regained compliance with Nasdaq Listing Rule 5550(a)(2), because for the last 10 consecutive business days, from January 22, 2023, through February 2, 2024, the closing bid price of the Company’s Common Stock had been at $1.00 per share or greater. Accordingly, the Company has regained compliance with Nasdaq Listing Rule 5550(a)(2) and Nasdaq considers this matter closed.

Item 9.01. Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 6, 2024

NUVVE HOLDING CORP.

By:	/s/ Gregory Poilasne
Gregory Poilasne
Chief Executive Officer